EXHIBIT 4.7

NO SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THIS WARRANT OR THE SHARES PURCHASABLE HEREUNDER SHALL BE MADE EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION THEREFROM UNDER SUCH ACT AND SUCH STATE LAWS AND THE RESPECTIVE RULES AND REGULATIONS THEREUNDER.


                  WARRANT TO PURCHASE UP TO 131,286 SHARES OF
            COMMON STOCK OF SERACARE, INC. (SUBJECT TO ADJUSTMENT)


          Exercisable as of the Exercisable Date (as defined below)
              Void after the Expiration Date (as defined below)

THIS CERTIFIES that, for value received, SUTRO & CO. INCORPORATED, a Delaware corporation ("Sutro"), or registered assigns, is entitled, subject to the terms and conditions set forth in this Warrant, to purchase from SERACARE, INC., a Delaware corporation (the "Company"), 131,286 (subject to adjustment as provided in Section 4 of this Warrant) fully paid and nonassessable shares of Common Stock, par value $.001 per share, of the Company (the "Common Stock"), at any time commencing on February 13, 1999 (the "Exercisable Date") and continuing up to 5:00 o'clock p.m. New York time on February 13, 2003 (the "Expiration Date"), at a price of three dollars ($3.00) per share, subject to adjustment as set forth herein (as adjusted, the "Exercise Price").

     1. (A)    This Warrant may be exercised by the holder hereof, in whole or in part (but not as to a fractional share), by the presentation and surrender of this Warrant with the Form of Election to Purchase attached hereto, properly completed and executed by the holder by certified mail, by overnight courier, in person or by a legal representative or attorney duly authorized to do so in writing, at the principal office of the Company (or at such other address as the Company may designate by notice in writing to the holder hereof at the address of such holder appearing on the books of the Company), and upon payment to the Company of an amount equal to the Exercise Price multiplied by the number of shares being purchased pursuant to such exercise, payable to the Company in cash, by certified check or by wire transfer. In lieu of exercising this Warrant, the holder may elect to receive a payment equal to the difference between (a) the Fair Market Value (as such term is defined in paragraph 5B of that certain Securities Purchase Agreement among the Company, the investors named in the signature pages thereto and the Guarantors named therein, dated as of February 13, 1998 (the "Purchase Agreement")) of a share of Common Stock on the surrender date multiplied by the number of shares as to which the payment is then being elected and (b) the Exercise Price with respect to such shares, which difference is payable by the Company to the holder of this Warrant only in shares of Common Stock, the number of which shall be the nearest whole number obtained by dividing such difference by the Fair Market Value of a share of Common Stock on the date of such election.
        (B) The shares of Common Stock so purchased pursuant to paragraph 1(A) above shall be deemed to be issued to the holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares. Certificates for the shares of Common Stock so purchased shall be delivered or mailed to the holder promptly after this Warrant shall have been so exercised, and, unless this Warrant has expired or has been exercised in full, a new Warrant identical in form but representing the number of shares of Common Stock with respect to which this Warrant shall not then have been exercised shall also be issued to the holder hereof at the expense of the Company.

        (C) The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Company upon exercise of the Warrant; PROVIDED, HOWEVER, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Warrant in respect of which such shares are being issued.

     2. Except as otherwise stated in the Registration Rights Agreement between the Company and Sutro of even date herewith (the "Registration Rights Agreement"), this Warrant does not confer any rights or privileges or impose any liabilities of a shareholder of the Company upon the holder hereof.

     3. This Warrant is exchangeable, upon its surrender by the holder at the office of the Company referred to in Section 1 above, for one or more new Warrants (containing the same terms as this Warrant) each representing the right to purchase such number of shares of Common Stock as shall be designated by such holder at the time of surrender (but not exceeding in the aggregate the remaining number of shares of Common Stock which may be purchased hereunder). Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of indemnity reasonably satisfactory to the Company (or, in the case of mutilation, upon surrender of this Warrant), the Company will issue to the holder a replacement Warrant (containing the same terms as this Warrant). The unsecured undertaking of the original holder of this Warrant shall constitute satisfactory indemnity for purposes of this Section 3. As used herein, "Warrant" shall include all new Warrant(s) issued in exchange for or replacement of this Warrant.

     4. (A)    The Company represents and warrants that the number of shares of
Common Stock issuable upon exercise of the Warrant as of the date of issuance of this Warrant (the "Issuance Date") provides the holder of this Warrant with one percent (1%) of the aggregate of (i) all issued and outstanding shares of Common Stock as of such date, PLUS (ii) all shares of Common Stock issuable in respect of all the Warrants issued pursuant to the Purchase Agreement, PLUS
(iii) all shares of Common Stock issuable in respect of this Warrant, PLUS
(iv) all shares of Common Stock or other capital stock of the Company issuable with respect to Convertible Securities (hereinafter, the "Fully Diluted Outstanding Shares"). For purposes of this Warrant, "Convertible Securities" shall mean evidence of indebtedness, shares of stock, warrants and options and other securities which are convertible into, exercisable for or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock or other capital stock of the Company either immediately or upon the occurrence of a specified date or specified event. Each holder of a Warrant may reasonably request at any time that the Company provide a reasonably detailed calculation of its Fully Diluted Outstanding Shares of Common Stock, and the Company hereby covenants that it will promptly deliver such information to the holders of the Warrants upon such request. The number of shares of Common Stock or other consideration issuable upon exercise of this Warrant, and the Exercise Price applicable thereto, shall be subject to adjustment from time to time as set forth in paragraphs 4(B)-(J) below.

        (B) If the Company should, at any time or from time to time after the Issuance Date, fix a record date for a split, subdivision, or combination of the outstanding shares of Common Stock, then as of such record date (or the date of such stock split, subdivision, or combination if no record date is fixed) the number of shares of Common Stock that this Warrant is exercisable to purchase as of such time shall be adjusted to be the same number of shares of Common Stock that the holder of this Warrant would have received if this Warrant had been exercised immediately prior to such split, subdivision, or combination. The Exercise Price shall be adjusted to be the then-applicable Exercise Price multiplied by a fraction, the numerator of which is the number of shares of Common Stock purchasable under this Warrant immediately prior to such stock split, subdivision, or combination, and the denominator of which is the number of shares of Common Stock purchasable by this Warrant immediately after such event.

        (C) If the Company should, at any time or from time to time after the Issuance Date, fix a record date for the determination of eligible stockholders to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of the Common Stock receivable upon exercise of this Warrant, and without payment of any additional consideration therefor upon such exercise, the amount of such other or additional stock or other securities or property (other than cash) of the Company receivable upon payment of such dividend as a holder of the number of shares of Common Stock for which this Warrant would have been exercisable immediately prior to such record date would have had been entitled to receive, and had such holder thereafter, during the period from the date of payment of such dividend to and including the date of exercise of this Warrant, retained such shares and/or all other additional stock payable in such dividend or dividends during such period, giving effect to all adjustments called for during such period by the provisions of this
Section 4.

        (D) If, at any time or from time to time after the Issuance Date, any reorganization, reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), consolidation or merger (including a merger in which the Company is the surviving entity), sale or other disposition of all or substantially all of the Company's assets or a distribution of property to shareholders (other than distributions payable out of earnings or retained earnings) shall occur, then each Warrant shall (in lieu of or, in respect of sales of all or substantially all assets or distribution of property to shareholders, in addition to, being exercisable for shares of Common Stock) after such reorganization, reclassification, consolidation or merger be exercisable into the kind and number of shares of stock or other securities or property (including cash) of the Company or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed of or distributed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition or distribution) upon exercise of such Warrant would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition or distribution. The provisions of this Section shall similarly apply to successive reorganizations, reclassifications and other transactions contemplated above.

        (E) If the Company should, at any time or from time to time after the Issuance Date, issue any shares of Common Stock or any warrant, option, right or other security or instrument convertible into or exchangeable or exercisable for shares of Common Stock of the Company (other than the Warrants issued pursuant to the Purchase Agreement and any options or shares of Common Stock issued pursuant to the Company's 1997 Informal Stock Compensation Plan), for an amount per share (after giving effect to payment to the Company of all applicable consideration in the case of any warrant, option, right or other convertible, exchangeable or exercisable security or instrument) that is less than the Exercise Price per share, as adjusted as of the date of such issuance, then, effective immediately upon such issuance, the Exercise Price shall be adjusted to an amount equal to the product obtained by multiplying the Exercise Price in effect immediately prior to such issuance by a fraction, the numerator of which shall be the sum of (x) the product obtained by multiplying (1) the number of Fully Diluted Outstanding Shares immediately prior to such issuance by (2) the Exercise Price in effect immediately prior to such issuance and (y) the consideration, if any, received or to be received by the Company upon such issuance, exercise or conversion, and the denominator of which shall be the product obtained by multiplying the number of Fully Diluted Outstanding Shares immediately after such issuance by the Exercise Price in effect immediately prior to such issuance.

        (F) All calculations under this Section 4 shall be made to the nearest cent ($.01) or to the nearest whole share.

        (G) In any case in which the provisions of this Section 4 shall require that an adjustment of the number of shares of Common Stock issuable upon exercise of the Warrant shall become effective immediately after a record date for an event, the Company may, until the occurrence of such event, defer issuing to the holder of any Warrant exercised after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of capital stock issuable upon exercise before giving effect to such adjustment; PROVIDED, HOWEVER, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

        (H) Whenever the Exercise Price or number of shares of Common Stock issuable upon exercise of the Warrants shall be adjusted as provided in this
Section 4, the Company shall promptly thereafter file, at its principal office or at such other place as may be designated by the Company, a statement, signed by its president or chief financial officer and by its treasurer, showing in reasonable detail the facts requiring such adjustment and the Exercise Price or number of shares of Common Stock issuable upon exercise of this Warrant that shall be in effect after such adjustment. The Company shall cause a copy of each such statement to be sent by first-class, certified mail, return receipt requested, postage prepaid, to each holder of the Warrant at such holder's address appearing in the Company's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of paragraph 4(I) hereof.

        (I) In the event the Company shall propose to take any action of the types described in paragraph 4(D) hereof, the Company shall give notice to each holder of the Warrants in the manner set forth in paragraph 4(H) hereof at such holder's address appearing in the Company's records, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Warrant and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon exercise of the Warrants. In the case of any action that would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

        (J) (i) If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions, the Board of Directors, or, at the election of holders of a majority of the Warrants, an appraiser, will make appropriate adjustments to the terms and conditions of the Warrants as may be necessary fully to carry out the adjustments contemplated by Section 4 hereof.

             (ii) The Company will not, by amendment of its organizational document or by-laws or through any reorganization, transfer of assets, reclassification, merger, dissolution, issuance or sale of securities or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company hereunder but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Warrant against impairment.

     5. (A)    Subject to and upon compliance with the provisions hereof, the holder of this Warrant shall have the right at such holder's option, at any time after the Exercisable Date through the Expiration Date, to exercise all or any part of this Warrant into Common Stock at the Exercise Price.

        (B) In order to exercise its right, the holder hereof shall follow the procedures described in paragraph 1(A) hereof and elsewhere herein.

        (C) Promptly after the receipt of the written notice referred to in paragraph 1(A) and surrender of this Warrant as aforesaid, the Company shall issue and deliver to the holder hereof, registered in such name or names as such holder may direct, a certificate or certificates for the number of full shares of Common Stock issuable upon the exercise of this Warrant (or specified portion thereof), bearing an appropriate restrictive legend in respect of applicable federal and state securities laws and an additional legend referencing the Registration Right Agreement. To the extent permitted by law, such exercise shall be deemed to have been effected and the exercise price shall be determined as of the close of business on the date by which both
(i) such written statement shall have been received by the Company, accompanied by payment as provided above, and (ii) this Warrant shall have been surrendered as aforesaid, and at such time the rights of the holder of this Warrant (or specified portion thereof) as such holder shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall then be issuable upon exercise shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

        (D) No fractional shares shall be issued upon exercise of Warrants. Instead of issuing any fractional shares of Common Stock that would otherwise be issuable upon exercise of any of the Warrants, the Company shall round off to the nearest whole number of shares of Common Stock. In the case of any Warrant which is exercised in part only, the Company shall, upon such exercise, execute and deliver to the holder thereof, at the expense of the Company, a new Warrant or Warrants equal to the unexercised portion of such Warrant.

        (E) The Company will at all times reserve, free from any preemptive rights, and keep available out of its authorized Common Stock, solely for the purpose of issue upon the exercise of Warrants as herein provided, such number of shares of Common Stock as shall then be issuable upon the exercise of all outstanding Warrants. The Company covenants and agrees that all shares of Common Stock which shall be so issuable will, upon issuance, be duly authorized and issued, fully paid and nonassessable. The Company will not take any action which results in any adjustment of the number of shares of Common Stock issuable upon exercise of the Warrants if the total number of shares of Common Stock issuable after such action upon exercise of the Warrants would (a) exceed the total number of remaining shares of Common Stock then authorized to be issued by the Company's organizational document in effect at such time or (b) would conflict with, or result in any violation of, or require the consent or approval (unless the same shall be obtained) of any court or administrative or governmental body pursuant to, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, the organizational document or by-laws of the Company or any agreement or instrument to which the Company is then subject. The Company will take all such action as may be necessary to assure that all such shares of Common
Stock may be so issued without violation of any applicable requirements of any exchange upon which the Common Stock of the Company may be listed or in respect of which the Common Stock has qualified for unlisted trading privileges.

        (F) The Company will not close its books against the issuance or transfer of any shares of Common Stock issuable upon exercise of the Warrants.

        (G) If this Warrant, or any part hereof, is transferred to another holder or holders and such holder(s) shall have designated in writing the address to which communications with respect to this Warrant shall be mailed, all notices, certificates, requests, statements and other documents required to be delivered to the transferring holder by any provision of the Purchase Agreement by reason of the holding of this Warrant shall also be delivered to such holder(s).

     6. This Warrant shall be construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law or choice of law.


     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer on this 13th day of February, 1998.

                         SERACARE, INC.



                         By:   /S/ Jerry L. Burdick
                            -------------------------------
                         Name:  Jerry L. Burdick
                         Title: Executive Vice President

                         FORM OF ELECTION TO PURCHASE

SERACARE, INC.

     The undersigned holder of this Warrant (1) hereby irrevocably elects to exercise the right to purchase hereunder _____ fully paid shares of the Common Stock of SERACARE, INC., (2) makes payment in full of the purchase price of such shares, (3) requests that certificates for such shares be issued in the name of _______________, and (4) if said number of shares shall not be all the shares the holder is entitled to purchase under this Warrant, requests that a new warrant for the unexercised and unexpired portion of this Warrant be issued.

Dated:
      -----------------------




                             -----------------------------------
                                  (SIGNATURE)
                             Name:
                             Title: